  Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) entered into on as of July 3, 2018 by and among Issuer Direct Corporation, a Delaware corporation (“Issuer Direct”), ACCESSWIRE Canada Ltd., a body corporate incorporated under the Business Corporations Act (Alberta) (“ACCESSWIRE Canada”), and Fred Gautreau (the “Seller”). Issuer Direct and ACCESSWIRE are referred to collectively herein as the “Buyer.” The Buyer and the Seller are referred to collectively herein as the “Parties.”

BACKGROUND

The Seller in the aggregate owns all of the outstanding capital stock of Filing Services Canada Inc., a body corporate incorporated under the Business Corporations Act (Alberta) (the “Target”).

This Agreement contemplates a transaction in which ACCESSWIRE Canada, a wholly-owned subsidiary of Issuer Direct, will purchase from the Seller, and the Seller will sell to ACCESSWIRE Canada, all of the outstanding capital stock of the Target in return for cash from ACCESSWIRE Canada and equity of Issuer Direct.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.
Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act and the National Instrument 45-106 of the Canadian Securities Administrators.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of North Carolina are authorized or required by law or other governmental action to close.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in §2(d) below.

“Closing Balance Sheet” has the meaning set forth in §2(c) below.

“Closing Date” has the meaning set forth in §2(d) below.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date.

 “Confidential Information” means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

 “Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Target’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with the same accounting methods, practices, principles, policies and procedures used by the Seller and the Target, including consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Most Recent Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Target’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined in accordance with the same accounting methods, practices, principles, policies and procedures used by the Seller and the Target, including consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Most Recent Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Disclosure Schedule” has the meaning set forth in §4 below.

“Employee Benefit Plan” means any employee benefit plan and any other material employee benefit plan, program or arrangement of any kind.

  “Environmental, Health, and Safety Requirements” shall mean all federal, provincial, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“Escrow Agent” has the meaning set forth in §7(b) below.

“Escrow Agreement” has the meaning set forth in §7(b) below.

“Escrow Amount” has the meaning set forth in §2(b) below.

“Escrow Fund” has the meaning set forth in §7(b) below.

“Estoppel Certificates” has the meaning set forth in §6(a) below.

“Financial Statement” has the meaning set forth in §4(g) below.

 “Indemnified Party” has the meaning set forth in §7(d) below.

 “Indemnifying Party” has the meaning set forth in §7(d) below.

 “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all rights to newswire distribution channels, partners, feeds, methods and points (b) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (c) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including source code, executable code, data, databases and related documentation), (h) all advertising and promotional materials, (i) all other proprietary rights, and (j) all copies and tangible embodiments thereof (in whatever form or medium).

“Key Person Employment Agreement” has the meaning set forth in §6(a) below.

“Knowledge” means actual knowledge after reasonable investigation.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of the Target or its Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Target or its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Target or its Subsidiaries thereunder.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Leased Property” has the meaning set forth in §6(a) below.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in §4(g) below.

“Non-Disturbance Agreements” has the meaning set forth in §6(a) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights, owned by any of the Target or its Subsidiaries).

“Party” has the meaning set forth in the preface above.

“Permitted Encumbrances” means with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a material adverse effect on the Target's or its Subsidiary's business as currently conducted thereon; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Target's or its Subsidiary's business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property which do not or would not impair the use or occupancy of such Real Property in the operation of the Target's or its Subsidiary's business as currently conducted thereon.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Transaction” means the transaction, effective June 30, 2018, whereby the board of directors of the Target approved the payment of a dividend of excess cash from the Target paid to the Seller prior to the Closing.

“Post-Closing Adjustment” means an amount, in Canadian dollars, equal to the Closing Working Capital minus the Target Working Capital.

“Purchase Price” has the meaning set forth in §2(b) below.

“Real Property” has the meaning set forth in §4(l) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Stock Payment” has the meaning set forth in §2(b) below.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Target” has the meaning set forth in the preface above.

“Target Share” means any share of Class A Voting Shares having no par value per share, of the Target.

“Target Working Capital” means CDN$25,000.00 which was determined as set forth in Schedule 2(c)(ii) attached hereto.

“Tax” means any federal, provincial, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in §7(d) below.

“Trading Day” means any day during which the Buyer’s then current principal trading market shall be open for trading.

2.           Purchase and Sale of Target Shares.

(a)           Basic Transaction. On and subject to the terms and conditions of this Agreement, ACCESSWIRE Canada agrees to purchase from the Seller, and the Seller agrees to sell to ACCESSWIRE Canada, all of his or its Target Shares for the consideration specified below in this §2.

(b)           Purchase Price. The Buyer agrees to pay to the Seller an aggregate of USD$1,200,000 in the manner and as set forth as follows (collectively, the “Purchase Price”). On the Closing Date, ACCESSWIRE Canada shall do the following: (i) pay to the Seller USD$960,000 in immediately available funds (the “Cash Purchase Price”); and (ii) deposit USD$180,000 with an escrow agent pursuant to the terms of §7(b)(iii) (the “Escrow Amount”). In addition, on the Closing Date, Issuer Direct shall issue to the Seller 3,402 “restricted securities” (as such term is defined in the Securities Act) of Issuer Direct’s common stock, par value $0.001 (the “Stock Payment”). All wire transfer fees or other transaction fees related to the payment of the Cash Purchase Price and the Escrow Amount will be to the account of ACCESSWIRE Canada and will not be deducted from the Cash Purchase Price or the Escrow Amount.

(c)           Post-Closing Adjustment.

(i)           Within twenty-five Business Days after the Closing Date, the Seller shall prepare and deliver to the Buyer a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Target as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Balance Sheet”), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Seller that the Closing Balance Sheet and Closing Working Capital Statement were prepared in accordance with the same accounting methods, practices, principles, policies and procedures used by the Seller and the Target, including consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Most Recent Financial Statements for the most recent fiscal year end as if such Closing Balance Sheet and Closing Working Capital Statement were being prepared as of a fiscal year end. Upon receipt, the Buyer shall have ten Business Days to review the Closing Balance Sheet and Closing Working Capital Statement and either approve or dispute the Seller’s calculations. In the event the Buyer approves the calculations, the Buyer shall determine the Post-Closing Adjustment and deliver to the Seller. In the event the Buyer disputes the calculations, the Buyer and the Seller shall have to ten Business Days to cooperate to mutually determine an acceptable Closing Balance Sheet and Closing Working Capital Statement calculation. Upon such determination, the Buyer shall determine the Post-Closing Adjustment and deliver to the Seller.

(ii)           If the Post-Closing Adjustment is a positive number, Buyer shall not owe any additional consideration to the Seller. If the Post-Closing Adjustment is a negative number, the Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(iii)           Any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall be due within ten Business Days of the delivery of the Post-Closing Adjustment and shall be paid by wire transfer of immediately available funds to such account as is directed by Buyer. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding/and including the date of payment at a rate per annum equal to 8%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. In the event the Seller does not make a required Post-Closing Adjustment payment, such amount (including any accrued but unpaid interest) shall be reduced from the Escrow Amount.

(d)           The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall, subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) occur at midnight on July 5, 2018, or such other date as the Buyer and the Seller may mutually determine (the “Closing Date”).

(e)           Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in §6(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in §6(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of his or its Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the consideration specified in §2(b) above.

3.
Representations and Warranties Concerning the Transaction.

(a)           Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) with respect to himself or itself, except as set forth in Schedule I attached hereto.

(i)           Authorization of Transaction. The Seller has full power and authority (including, if the Seller is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii)           Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, if the Seller is a corporation, any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

(iii)           Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(iv)           Target Shares. The Seller holds of record and owns beneficially 100 Target Shares of the Target, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target. The Seller is an Accredited Investor.

(b)           Representations and Warranties of the Buyer. Issuer Direct and ACCESSWIRE Canada, jointly and severally, represent and warrant to the Seller that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)), except as set forth in Schedule II attached hereto.

(i)             Organization of the Buyer. Issuer Direct is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of the State of Delaware. ACCESSWIRE Canada is a body corporate duly incorporated, validly existing and in good standing under the Business Corporations Act (Alberta).

(ii)            Authorization of Transaction. Each of Issuer Direct and ACCESSWIRE Canada has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Issuer Direct and ACCESSWIRE, respectively, enforceable in accordance with its terms and conditions. Neither Issuer Direct nor ACCESSWIRE Canada need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii)           Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Issuer Direct or ACCESSWIRE Canada is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Issuer Direct or ACCESSWIRE Canada is a party or by which it is bound or to which any of its assets is subject.

(iv)           Reporting Company. Issuer Direct is a reporting issuer and the shares of its common stock are (a) registered under Section 12 of the Securities Exchange Act and (b) listed on the NYSE American under the symbol ISDR. Issuer Direct is not in default, nor is Issuer Direct aware of any facts or circumstances that individually or in the aggregate could be reasonably expected to result in a default, under any of the requirements or rules of the NYSE American that are applicable to Issuer Direct and/or its common stock. Issuer Direct has not received any notice from the NYSE American or any of its affiliates that the listing of Issuer Direct’s common stock on NYSE American is under review for non-compliance or at risk of being suspended, cease-traded, delisted or demoted to a lesser exchange. The shares of Issuer Direct’s common stock that comprise the Stock Payment will, when issued, be subject to the conditions of Rule 144 as promulgated under the Securities Act.

(v)            Brokers' Fees. Neither Issuer Direct nor ACCESSWIRE Canada has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(vi)           Investment. Neither Issuer Direct nor ACCESSWIRE Canada is acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4.           Representations and Warranties Concerning the Target and Its Subsidiaries. The Seller represents and warrants to the Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a)           Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Alberta. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Target and its Subsidiaries has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of each of the Target and its Subsidiaries. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Target and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Target and its Subsidiaries provided to the Buyer are correct and complete. None of the Target and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

(b)           Capitalization. The entire authorized capital stock of the Target is set forth in Schedule 4(b) attached hereto, of which 100 Target Shares are issued and outstanding. There is no other authorized or outstanding capital stock of the Target. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

(c)           Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)           Brokers' Fees. None of the Target and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)           Title to Assets. The Target and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises (if any), or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f)           Subsidiaries. §4(f) of the Disclosure Schedule sets forth for each Subsidiary (if any) of the Target (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Target have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Target and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Target, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Target and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Target to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Target. None of the Target and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Target.

(g)           Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the “Financial Statements”): (i) unaudited consolidated balance sheets and statements of income as of and for the fiscal years ended December 31, 2016 and December 31, 2017 (the “Most Recent Fiscal Year End”) for the Target and its Subsidiaries; and (ii) unaudited consolidated and consolidating balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the month ended May 31, 2018 (the “Most Recent Fiscal Month End”) for the Target and its Subsidiaries. The Financial Statements have been prepared by the Seller and the Target on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target and its Subsidiaries as of such dates and the results of operations of the Target and its Subsidiaries for such periods except that such Financial Statements do not reflect deferred revenue or accounts receivable of the Target, are correct and complete, and are consistent with the books and records of the Target and its Subsidiaries (which books and records are correct and complete).

(h)           Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition (excepting thereout the Pre-Closing Transaction), operations, results of operations, or future prospects of any of the Target and its Subsidiaries. Without limiting the generality of the foregoing, and excepting thereout the Pre-Closing Transaction, since that date:

(i)           none of the Target and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii)          none of the Target and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $2,500 or outside the Ordinary Course of Business;

(iii)         no party (including any of the Target and its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $2,500 to which any of the Target and its Subsidiaries is a party or by which any of them is bound;

(iv)         none of the Target and its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

(v)          none of the Target and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $2,500 or outside the Ordinary Course of Business;

(vi)         none of the Target and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $2,500 or outside the Ordinary Course of Business;

(vii)        none of the Target and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $2,500 singly or $5,000 in the aggregate;

(viii)       none of the Target and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)         none of the Target and its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $2,500 or outside the Ordinary Course of Business;

(x)          none of the Target and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi)         there has been no change made or authorized in the charter or bylaws of any of the Target and its Subsidiaries;

(xii)        none of the Target and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii)       none of the Target and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv)       none of the Target and its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv)        none of the Target and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi)       excepting thereout the Key Person Employment Agreement, none of the Target and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii)      excepting thereout the Key Person Employment Agreement, none of the Target and its Subsidiaries has granted any increase in the compensation of any of its directors, officers, employees, consultants and independent contractors outside the Ordinary Course of Business;

(xviii)     excepting thereout the Key Person Employment Agreement, none of the Target and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix)       excepting thereout the Key Person Employment Agreement, none of the Target and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx)        none of the Target and its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi)       there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Target and its Subsidiaries; and

(xxii)      none of the Target and its Subsidiaries has committed to any of the foregoing.

(i)           Undisclosed Liabilities. None of the Target and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j)           Legal Compliance. Each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, provincial, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k)           Tax Matters.

(i)           Each of the Target and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Target and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Target and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Target and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Target and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)          Each of the Target and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii)         Neither the Seller nor any director or officer (or employee responsible for Tax matters) of any of the Target and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Target and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which the Seller and any of the directors and officers (and employees responsible for Tax matters) of the Target and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. §4(k) of the Disclosure Schedule lists all federal, provincial, state, local, and foreign income Tax Returns filed with respect to any of the Target and its Subsidiaries for taxable periods ended on or after December 31, 2012 indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal and provincial income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target and its Subsidiaries since December 31, 2012.

(iv)         None of the Target and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)          §4(k) of the Disclosure Schedule sets forth the following information with respect to each of the Target and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Target or Subsidiary in its assets; (B) the basis of the stockholder(s) of the Subsidiary in its stock; (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target or Subsidiary; and (D) the amount of any deferred gain or loss allocable to the Target or Subsidiary arising out of any intercompany transaction.

(vi)         The unpaid Taxes of the Target and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries in filing their Tax Returns.

(vii)        None of the Target and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under any corresponding or similar provision of federal, provisional, state, local or foreign income Tax law); (B) installment sale or open transaction disposition made on or prior to the Closing Date; or (C) prepaid amount received on or prior to the Closing Date.

(l)           Real Property.

(i)           §4(l)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property (if any).

(ii)          §4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property (if any), and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Each of the Target and its Subsidiaries has delivered to the Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A)                such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)                the transaction contemplated by this Agreement does not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C)                None of the Target's or its Subsidiaries' possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(D)                none of the Target, its Subsidiaries or any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E)                no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(F)                none of the Target or its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

(G)               the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, any of the Target or its Subsidiaries;

(H)               none of the Target or its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(I)                 none of the Target or its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; and

(J)                 there are no liens or encumbrances on the estate or interest created by such Lease.

(iii)         The Owned Real Property identified in §4(l)(i) of the Disclosure Schedule and the Leased Real Property identified in §4(l)(ii) (collectively, the “Real Property”), comprise all of the real property used or intended to be used in, or otherwise related to, the Target's and its Subsidiaries' business; and none of the Target or its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(iv)         Each parcel of Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel. There are no taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion thereof which are delinquent. The Title Commitments set forth all Real Estate Impositions which are due and payable with respect to such parcel. There is no pending or threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

(m)           Intellectual Property.

(i)           The Target and its Subsidiaries own and possess or have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Target and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by any of the Target and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Target or its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Target and its Subsidiaries has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(ii)          None of the Target and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Seller nor any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Target and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller and any the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target and its Subsidiaries.

(iii)          §4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to any of the Target and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Target and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission which any of the Target and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. §4(m)(iii) of the Disclosure Schedule also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by any of the Target and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in §4(m)(iii) of the Disclosure Schedule:

(A)                 the Target and its Subsidiaries own and possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction or limitation regarding use or disclosure;

(B)                 the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)                 no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller and any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and its Subsidiaries, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D)                 none of the Target and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E)                 no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Seller, Target, or its Subsidiaries, including without limitation, a failure by the Seller, Target, or its Subsidiaries to pay any required maintenance fees).

(iv)           §4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of the Target and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission, including, but not limited to, all rights to newswire distribution channels, partners, feeds, methods and points. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in §4(m)(iv) of the Disclosure Schedule:

(A)                 the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B)                 the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above);

(C)                 no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)                 no party to the license, sublicense, agreement, or permission has repudiated any provision thereof or indicated either orally or in writing its intent to terminate any provision thereof;

(E)                 with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F)                 the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)                 no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller and any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and its Subsidiaries, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(H)                 none of the Target and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v)           To the Knowledge of the Seller and any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and its Subsidiaries: (A) none of the Target and its Subsidiaries has in the past nor will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(vi)          None of the Seller nor any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and its Subsidiaries has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Target and its Subsidiaries or to limit the business of the Target and its Subsidiaries as presently conducted.

(vii)         The Seller has taken all necessary and desirable action to maintain and protect all of the Intellectual Property of Target and its Subsidiaries and will continue to maintain and protect all of the Intellectual Property of Target and its Subsidiaries so as not to materially adversely affect the validity or enforceability thereof.

(viii)        The Seller, Target and its Subsidiaries have complied in all material respects with and are presently in compliance in all material respects with all foreign, federal, provincial, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and the Seller shall take all steps necessary to ensure such compliance until Closing.

(n)           Tangible Assets. The Target and its Subsidiaries own or lease all equipment and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(o)           Inventory. The inventory of the Target and its Subsidiaries consists of office supplies, furniture, equipment and related materials, all of which is merchantable and fit for the purpose for which it was procured, and none of which is damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries.

(p)           Contracts. §4(p) of the Disclosure Schedule lists the following oral or written contracts, understandings and other agreements to which any of the Target and its Subsidiaries is a party:

(i)           any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $2,500 per annum;

(ii)          any agreement relating to newswire distribution channels, partners, feeds, methods and points;

(iii)         any agreement (or group of related agreements) for the purchase or sale of materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Target and its Subsidiaries, or involve consideration in excess of $2,500;

(iv)         any agreement concerning a partnership or joint venture;

(v)          any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $2,500 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(vi)         any agreement concerning confidentiality or noncompetition;

(vii)        any agreement with any of the Seller and his Affiliates (other than the Target and its Subsidiaries);

(viii)       any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(ix)         any collective bargaining agreement;

(x)          excepting thereout the Key Person Employment Agreement, any agreement for the provisions of service of any individual on a full-time or part-time employment basis, consulting basis, or other basis providing annual compensation in excess of $2,500 or providing severance benefits;

(xi)         any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees, consultants, or independent contractors;

(xii)        any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries; or

(xiii)       any other agreement (or group of related agreements) the performance of which involves consideration in excess of $2,500.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in §4(p) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement or understanding referred to in §4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(q)           Notes and Accounts Receivable. All notes and accounts receivable of the Target and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries.

(r)           Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Target and its Subsidiaries.

(s)           Insurance. §4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Target and its Subsidiaries are currently a party, a named insured, or otherwise the beneficiary of coverage:

(i)           the name, address, and telephone number of the agent;

(ii)          the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)         the policy number and the period of coverage;

(iv)         the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)          a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Target and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Target and its Subsidiaries has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. §4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Target and its Subsidiaries.

(t)           Litigation. §4(t) of the Disclosure Schedule sets forth each instance in which any of the Target and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or , to the Knowledge of any of the Seller and any the directors and officers (and employees with responsibility for litigation matters) of the Target and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, provincial, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in §4(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries. None of the Seller nor any of the directors and officers (and employees with responsibility for litigation matters) of the Target and its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Target and its Subsidiaries.

(u)           Service Warranty. All services provided or delivered by the Target and its Subsidiaries have been in conformity with all applicable contractual commitments and all express and implied warranties, and neither the Target nor its Subsidiaries have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for damages in connection therewith. No service sold, provided, or delivered by the Target and its Subsidiaries are subject to any indemnity by the Target or a Subsidiary to a client or customer. The Seller has made available to the Buyer all of the agreements it has with customers for which the Target or a Subsidiary has provided services.

(v)           Service Liability. Neither the Target nor its Subsidiaries have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any services sold, provided, or delivered by the Target or its Subsidiaries.

 (w)           Employees, Consultants and Independent Contractors. To the Knowledge of any of the Seller and any of the directors and officers (and employees with responsibility for employment matters) of the Target and its Subsidiaries, no executive, key employee, consultant or independent contractor, or group of employees, consultants or independent contractors has any plans to terminate employment with any of the Target and its Subsidiaries. None of the Target and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the Target and its Subsidiaries has committed any unfair labor practice. None of the Seller nor any of the directors and officers (and employees with responsibility for employment matters) of the Target and its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target and its Subsidiaries.

(x)           Employee Benefits.

(i)           §4(x) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Target and its Subsidiaries maintains, to which any of the Target and its Subsidiaries contributes or has any obligation to contribute, or with respect to which any of the Target and its Subsidiaries has any material Liability or potential Liability.

(A)                 Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of applicable laws.

(B)                 All required reports and descriptions have been timely filed and/or distributed in accordance with the applicable requirements of provincial law and regulations with respect to each such Employee Benefit Plan.

(C)                 The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent annual report, and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii)           None of the Target or its Subsidiaries contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Multiemployer Plan.

(iii)          None of the Target and its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any material Liability or potential Liability with respect to, any Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Target or any of its Subsidiaries (or any spouse of other dependent thereof).

(y)           Guaranties. None of the Target and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(z)           Environmental, Health, and Safety Matters.

(i)           Each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(ii)          Without limiting the generality of the foregoing, each of the Target, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached “Environmental and Safety Permits Schedule.”

(iii)         Neither the Target, its Subsidiaries, nor their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv)         None of the following exists at any property or facility owned or operated by the Target or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v)          None of the Target, its Subsidiaries, or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(vi)         Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii)        Neither the Target, its Subsidiaries, nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(viii)       No facts, events or conditions relating to the past or present facilities, properties or operations of the Target, its Subsidiaries, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(aa)           Certain Business Relationships with the Target and Its Subsidiaries. None of the Seller nor his Affiliates have been involved in any business arrangement or relationship with any of the Target and its Subsidiaries within the past 12 months, and none of the Seller nor his Affiliates own any asset, tangible or intangible, which is used in the business of any of the Target and its Subsidiaries.

(bb)           Disclosure. The representations and warranties contained in this §4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §4 not misleading.

5.           Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)           General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under §7 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target and its Subsidiaries.

(b)           Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Target and its Subsidiaries, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under §7 below).

(c)           Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Target and its Subsidiaries from maintaining the same business relationships with the Target and its Subsidiaries after the Closing as it maintained with the Target and its Subsidiaries prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Target and its Subsidiaries to the Buyer from and after the Closing.

(d)           Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use his reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

(e)           Covenant Not to Compete. For a period of two years from and after the Closing Date, the Seller will not, other than as an employee of the Target, the Buyer, or their Subsidiaries, engage directly or indirectly in any business that any of the Target and its Subsidiaries conducts as of the Closing Date in any geographic area in which any of the Target and its Subsidiaries conducts that business as of the Closing Date; provided, however, that the Seller ownership of less than 1% of the outstanding stock of any publicly-traded corporation shall not be deemed a violation of this provision of this §6(e). If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.
Conditions to Obligation to Close.

(a)           Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)           the representations and warranties set forth in §3(a) and §4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)          the Seller has performed and complied with all of their covenants hereunder in all material respects as of the Closing Date;

(iii)         the Target and its Subsidiaries shall have procured written confirmation from the Toronto Stock Exchange that the change of ownership of the Target contemplated by this Agreement will not have a material adverse effect on the arrangements currently in place between the Toronto Stock Exchange and the Target;

(iv)         the Target and the Seller having signed an employment agreement pertaining to the employment of the Seller by ACCESSWIRE Canada for a period of two years from Closing on terms mutually acceptable to the Seller and the Buyer (“Key Person Employment Agreement”);

(iv)         no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, provincial, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target and its Subsidiaries, or (D) affect adversely the right of any of the Target and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)          the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in §6(a)(i)-(iv) is satisfied in all respects;

 (viii)      the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target and its Subsidiaries other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

(ix)         the Buyer shall have obtained on terms and conditions reasonably satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Target and its Subsidiaries after the Closing; and

(x)          all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

(xi)         with respect to any Owned Real Property and Material Leased Property located outside the United States, each of the Target and its Subsidiaries, at Seller's cost and expense, shall provide the Buyer with an equivalent form of title assurance in accordance with local custom satisfactory to the Buyer for each parcel of such Owned Real Property and Material Leased Property;

(xii)        the Target and its Subsidiaries shall have obtained and delivered to the Buyer a written consent for the assignment of each of the Leases (if any), and, if requested by the Buyer's lender, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease in form and substance satisfactory to the Buyer and the Buyer's lender;

(xiii)       the Target and its Subsidiaries shall have obtained and delivered to the Buyer an estoppel certificate with respect to each of the Leases (if any), dated no more than 30 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to Buyer (the “Estoppel Certificates”);

(xiv)       the Target and its Subsidiaries shall have obtained and delivered to the Buyer a non-disturbance agreement with respect to each of the Leases for the Material Leased Property (if any), in form and substance satisfactory to the Buyer, from each lender encumbering any real property underlying the Leased Real Property for such Lease (the “Non-Disturbance Agreements”); and

 (xv)       no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would have a material adverse effect on the use or occupancy of the Real Property or the operation of the Target's or its Subsidiary's business as currently conducted thereon.

The Buyer may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

(b)           Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)           the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii)          the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)         the Target and its Subsidiaries shall have procured written confirmation from the Toronto Stock Exchange that the change of ownership of the Target contemplated by this Agreement will not have a material adverse effect on the arrangements currently in place between the Toronto Stock Exchange and the Target;

(iv)         ACCESSWIRE and the Seller having signed the Key Person Employment Agreement;

(iii)         no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, provincial, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)         the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in §6(b)(i)-(iii) is satisfied in all respects; and

(v)          all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this §6(b) if they execute a writing so stating at or prior to the Closing.

7.
Remedies for Breaches of This Agreement.

(a)           Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b)           Indemnification Provisions for Benefit of the Buyer.

(i)           In the event any of the Seller or Target or its Subsidiaries breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of their representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §7(a) above, provided that the Buyer makes a written claim for indemnification against the Seller or Target pursuant to §7(d) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii)          The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Target and its Subsidiaries (x) for any Taxes of the Target and its Subsidiaries with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with §8(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, and (y) for the unpaid Taxes of any Person (other than any of the Target and its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(iii)         As of Closing and pursuant to §2 of this Agreement, each of the Buyers, the Seller and an escrow agent to be reasonably chosen by mutual agreement of the Buyer and the Seller (the “Escrow Agent”) shall execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), and ACCESSWIRE Canada shall deposit the Escrow Amount with the Escrow Agent to be held as a trust fund (the “Escrow Fund”) for the purpose of securing the indemnification obligations set forth in this §7 and the post-closing adjustment payment obligations set forth in §2. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. For purpose of clarity, the Escrow Agreement shall instruct the Escrow Agent to release the Escrow Funds (to the extent such Escrow Funds remaining available) to the Seller on the eighteen-month anniversary of the Closing Date, including any interest accrued on the Escrow Fund.

 (c)           Indemnification Provisions for Benefit of the Seller. In the event either Issuer Direct or ACCESSWIRE Canada breaches (or in the event any third party alleges facts that, if true, would mean either Issuer Direct or ACCESSWIRE Canada has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §7(a) above, provided that any of the Seller makes a written claim for indemnification against the Buyer pursuant to §7(d) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d)           Matters Involving Third Parties.

(i)           If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii)          Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)         So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §7(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv)         In the event any of the conditions in §7(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §7.

(e)           Determination of Adverse Consequences. All indemnification payments under this §7 shall be deemed adjustments to the Purchase Price.

(f)           Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Target, its Subsidiaries, or the transactions contemplated by this Agreement. The Seller hereby agrees that he will not make any claim for indemnification against any of the Target and its Subsidiaries by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

8.           Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and the Seller for certain tax matters following the Closing Date:

(a)           Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Target and its Subsidiaries. Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. In the event the Seller does not file the required tax returns by September 30, 2018, the Buyer shall be entitled to prepare or cause to be prepared and filed or cause to be filed such Tax Returns. All reasonable expenses incurred by the Buyer in such an event will be reduced from the Escrow Amount. The Seller shall reimburse Buyer for Taxes of the Target and its Subsidiaries with respect to such periods within fifteen (15) days after payment by Buyer or the Target and its Subsidiaries of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

(b)           Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. The Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Target and its Subsidiaries.

(c)           Cooperation on Tax Matters.

(i)           Buyer, the Target and its Subsidiaries and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Target and its Subsidiaries and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Target and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target and its Subsidiaries or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(ii)           The Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)           Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Target and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Target and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(e)           Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Seller when due, and the Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.
Miscellaneous.

(a)           Nature of Certain Obligations.

(i)           The covenants of the Seller in §3(a) above concerning the sale of his, her, or its Target Shares to the Buyer and the representations and warranties of the Seller in §3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in §7 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

(ii)          The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in §7 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

(b)         Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c)         No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)         Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e)         Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f)         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)        Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)        Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(i)           if to Buyer:

Issuer Direct Corporation
500 Perimeter Park Drive
Suite D
Morrisville, North Carolina 27560
Attention: Brian R. Balbirnie
Facsimile No.: 646.225.7104

with a copy (which shall not constitute notice) to:

Quick Law Group PC
1035 Pearl Street
Suite 403
Boulder, Colorado 80302
Attention: Jeffrey M. Quick
Facsimile No.: 303.845.7315

(ii)           if to Seller, to:

Fred Gautreau
148 Ranchview Way NE
Medicine Hat, AB T1C 0G6

with a copy (which shall not constitute notice) to:

Smith & Hersey Law Firm
Unit 104 Westside Common
2201 Box Springs Blvd. NW
Medicine Hat, Alberta T1C 0C8
Attention: Simon J. Hersey
Facsimile No.: 403-527-0577

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i)           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j)           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)           Expenses. Each of the Buyers, the Seller, the Target, and its Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (except as set forth in the Escrow Agreement); provided, however, that the Seller will also bear the costs and expenses of the Target and its Subsidiaries (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

(m)           Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, provincial, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(n)           Incorporation of Exhibits, Schedules, and Schedules. The Exhibits, Schedules, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o)           Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in §9(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

(p)           Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Raleigh, North Carolina in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in §9(h) above. Nothing in this §9(p), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

Buyers:

ISSUER DIRECT CORPORATION

By: /s/ Brian R. Balbirnie
Name: Brian R. Balbirnie
Title: Chief Executive Officer

ACCESSWIRE CANADA LTD.

By: /s/ Brian R. Balbirnie
Name: Brian R. Balbirnie
Title: Chief Executive Officer

Seller:

By: /s/ Fred Gautreau
Name: Fred Gautreau
Title: President